RF MICRO DEVICES

NEWS RELEASE


FOR IMMEDIATE RELEASE:
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Contacts:
(336) 664-1233

Dean Priddy
Chief Financial Officer

Doug DeLieto
Director of Investor Relations

RF MICRO DEVICES ELECTS JEFFERY R. GARDNER TO BOARD OF DIRECTORS

ALLTEL Chief Financial Officer Brings Valuable Wireless Carrier
Experience

Greensboro, NC, November 4, 2004 - RF Micro Devices, Inc. (Nasdaq:
RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today announced that Jeffery R. Gardner, executive vice president and chief financial officer of ALLTEL Corporation, has been elected to the board of directors. Mr. Gardner was elected as a new director at a November 2, 2004, board meeting and his appointment to the board is effective immediately.

Mr. Gardner is responsible for the finance and accounting functions for ALLTEL. His responsibilities include ALLTEL's capital markets, budgeting and forecasting, strategic planning, accounting, procurement, tax and operational support. Mr. Gardner has been in the communications industry since 1986 and joined ALLTEL in 1998 when ALLTEL and 360 Degree Communications merged. At 360 Degree Communications, Mr. Gardner held a variety of senior management positions, including senior vice president of finance, which included treasury, accounting and capital markets; president of the Mid-Atlantic Region; vice president and general manager of the Las Vegas market;
and director of finance. Mr. Gardner received a bachelor of science degree in finance from Purdue University and a master's degree in business administration from the College of William and Mary. He is a certified public accountant.

Al Paladino, chairman of the board of directors of RF Micro Devices, said, "We are pleased to welcome Jeff Gardner to our board of directors. Mr. Gardner brings 18 years of extensive industry experience in the wireless carrier market as well as strong relationships with the world's leading handset manufacturers. We look forward to his contribution to the board and to RF Micro Devices."

Jeff Gardner said, "I am excited by this opportunity to join the board of directors of RF Micro Devices. The Company has a unique opportunity to increase its value to wireless manufacturers as it increases its proprietary content in the world's wireless terminals. In the near future, the Company's growth prospects underscore the increased importance of wireless system and subsystem suppliers in the wireless food chain. I look forward to working with RFMD's management team as the Company continues to evolve and grow."

The addition of Mr. Gardner expands RFMD's board to nine members, of which six are independent directors.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency
(RF) components in cellular phones. The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers. The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS). The Company derives revenue from the sale of standard and custom-designed products. The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth-Registered Trademark- products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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RF MICRO DEVICES-Registered Trademark- and RFMD-Registered Trademark-
are trademarks of RFMD, LLC.   All other tradenames, trademarks and
registered trademarks are the property of their respective owners.